Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Ideanomics, Inc. on Amendment No. 1 to Form S-4 (the “Registration Statement”) and in the Proxy Statement/Prospectus of Ideanomics, Inc. and VIA Motors International, Inc., which is part of the Registration Statement, of our written opinion, dated August 29, 2021, appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Financial Advisor to Ideanomics, Morgan Stanley & Co. LLC”, “Risk Factors—Risk Factors Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—Ideanomics’ Reasons for the Merger; Recommendation of the Stock Issuance by the Ideanomics Board”, “The Merger—Unaudited Financial Information” and “The Merger— Opinion of Financial Advisor to Ideanomics, Morgan Stanley & Co. LLC”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Kristin Healy
Kristin Healy
Managing Director

January 3, 2022